Exhibit 23.2

CONSENT OF Independent Registered Public Accounting Firm

We consent to the use of our report dated December 18, 2019 on the consolidated financial statements of ESSA Pharma Inc., which comprise the consolidated statements of financial position as at September 30, 2019 and 2018, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency), and cash flows for the years ended September 30, 2019, 2018, and 2017, and notes, comprising of significant accounting policies and other explanatory information, which are incorporated by reference in this registration statement on Form S-8.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

August 12, 2020